EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 filed on April 20, 2023 (SEC File #333-261734) and September 16, 2022 (SEC File #333-267470) and Forms S-8 filed on September 11, 2024 (SEC File #333-282029), June 27, 2022 (SEC File #333-265855) and (SEC File #333-265853) of Recruiter.com Group, Inc. (now known as Nixxy. Inc.) of our report dated March 31, 2025 on the consolidated financial statements of Nixxy, Inc., as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 31, 2025